Exhibit 99.1
CONTACT:
Investor Relations
Axon Enterprise, Inc.
IR@axon.com
Axon reports Q1 2026 revenue of $807 million, up 34% year over year

•Software & Services revenue grows 35% to $355 million; AI products up over 700% year over year
•Counter-drone product revenue up over 300% year over year
•Net income of $169 million supports non-GAAP net income of $133 million and Adjusted EBITDA of $202 million
•Raises full-year revenue outlook to a range of 30% to 32% annual growth and maintains 25.5% Adjusted EBITDA margin
•Expects full-year operating cash flow of over $600 million and free cash flow of approximately $450 million
Fellow shareholders,

Axon entered 2026 with strong momentum, delivering record quarterly revenue and marking our ninth consecutive quarter of 30%+ growth. This performance was driven by robust demand across our ecosystem of products, including TASER 10, Axon Body 4, counter-drone, real-time operations and artificial intelligence (AI). Underpinning these results is our continued investment in innovation alongside strong, consistent profitability, with first quarter revenue growth of 34%, net income margin of 21% and an Adjusted EBITDA margin of 25%.

Software & Services revenue continued to drive growth, contributing $355 million, up 35% year over year. Adoption of our latest software offerings among existing customers supported net revenue retention of 125%, while we expanded our customer base across international, corrections, U.S. federal and enterprise markets. Annual recurring revenue reached $1.5 billion, growing 35% year over year.

Connected Devices revenue increased 33% year over year to $453 million. TASER 10 and Axon Body 4 continue to see strong demand as customers scale deployments, driving TASER and Personal Sensors growth of 19% and 23%, respectively. Platform Solutions accelerated overall growth, contributing $111 million and increasing 95% year over year. This performance reflects strong adoption of counter-drone systems, which remain in the early stages of adoption across a large market opportunity, with several major events and catalysts to drive further adoption on the horizon.

Our results exceeded expectations and support an increased outlook for the year. We now expect revenue growth in the range of 30% to 32%, up from 27% to 30% previously, and continue to expect an Adjusted EBITDA margin of approximately 25.5%. The sections that follow highlight our recent product innovations, financial performance and updated outlook for 2026.

Select Highlights

In April, Axon introduced a series of innovations across our product ecosystem at our annual user conference, further enhancing the value of our AI Era Plan and broader platform. These innovations go beyond connecting data — they enable users to understand and act on it in real time. Axon Vision and Axon Guardian are two examples, along with new skills and expanded accessibility for Axon Assistant across devices within a CJIS-compliant environment.

At the same time, our pace of innovation is extending our reach into adjacent customer segments, including justice, corrections and enterprise. Draft One, for example, is expanding into healthcare. Dedrone is further driving interest with enterprise customers looking to protect major events, critical infrastructure and datacenters, while introducing us to new international opportunities. Brief One and new innovations within Axon Justice are also advancing our capabilities across judicial workflows.

The Next Wave of Advancements in Axon AI

Axon Vision

Axon Vision transforms live camera feeds into actionable intelligence by identifying defined conditions — such as physical altercations, unauthorized access and medical emergencies — as they occur. Built on computer vision models embedded within Fusus, Axon Vision is designed to detect activity, not individuals. It does not use facial recognition, and all alerts require human review before action is taken.

Axon Vision also represents an important step in our expansion into new customer verticals. Initial rollout will focus on enterprise and corrections environments, where customers already operate fixed video systems that can be leveraged to improve safety and transparency. Early use cases include identifying signs of medical emergencies or escalating conflict, enabling staff to respond before situations deteriorate. Field trials are targeted for mid-2026, with general availability expected in early Q4 2026.

Axon Guardian

Every day, officers face situations that can escalate without warning — often without enough time to call for help. Axon Guardian is designed to serve as an additional set of eyes and ears, continuously monitoring for signs of escalation, malicious activity or distress. By leveraging tools already at the scene, including body-worn and fleet cameras, Guardian extends real-time AI directly into the field. When a potential threat is identified, alerts are triggered for the officer, supervisor or dispatcher to assess and respond with appropriate support.
Guardian will launch with two core capabilities. On body cameras, escalation detection will analyze audio in real time to identify verbal indicators of rising tension and can automatically initiate a call for assistance via Axon Fusus. Over time, this capability will expand to include AI-generated summaries alongside live streams, significantly broadening what the system can recognize. On fleet cameras, officers will be able to activate a sentinel mode that scans for activity around the patrol vehicle, providing additional awareness during tasks such as traffic stops or report writing and alerting officers if individuals approach unexpectedly.

In test analysis of historical interaction data, Guardian escalation detection would have identified an escalation during an incident that resulted in a non-fatal shooting — minutes before the officer called for backup. Our vision is to identify patterns that signal when a situation may turn dangerous, bringing additional support into the loop earlier. As the model continues to learn, alert accuracy improves, helping enhance officer safety with each use.

Axon Assistant

Axon Assistant has expanded significantly beyond its original voice-enabled capabilities on Axon Body 4. It now operates as a CJIS-compliant AI interface available via voice or chat across the Axon platform — including body-worn devices, mobile applications, Axon Evidence and real-time operations tools. This creates a seamless experience across devices, allowing queries to persist across workflows within a secure, compliant environment. Axon Assistant will continue to expand to additional field devices, including leading smartwatch integrations later this year.

Axon Assistant has exceeded one million uses in the field, with its utility continuing to grow. This year we are adding skills such as CAD call-for-service lookups and vehicle lookups. Upcoming capabilities also include live 911 call monitoring, secure AI web search and deeper application integration — all delivered within a tightly controlled security framework.

Over time, our vision is for Axon Assistant to operate within a fully unified data environment through Axon Gravity — our bold, multi-year vision to make Axon the world’s largest repository of AI-enhanced public safety data. This effort is designed to address one of the most persistent challenges in public safety: enabling officers to access the information they need, when they need it, in one place.

Form One

Form One was initially introduced as part of the AI Era Plan to reduce the time spent completing forms and other paperwork beyond the standard police report. During development, we recognized that the burden of entering accurate information into structured fields — often repeatedly — extends far beyond traditional law enforcement workflows.

This insight led us to expand the design into a more comprehensive solution, purpose-built to support the completion of virtually any type of form using information already available. The result is Form One, now available as a universal browser extension that brings Axon’s AI workflows beyond our ecosystem to a wide range of use cases. Information can be automatically sourced from existing data and files, then reviewed, verified and enhanced directly within the browser through voice or text interactions.

Brief One and Axon Justice

Accelerating justice remains central to our mission. The judicial workflow is often where case momentum slows — from reviewing hours of footage to identifying key details and closing documentation gaps. Brief One addresses this by compressing hours of video review into minutes through AI-powered summarization, improving both efficiency and accuracy by ensuring critical information is surfaced quickly and consistently.

Building on this foundation, we introduced AI Case Compass, which uses AI to connect people, locations and vehicles across a case while identifying report gaps before supervisor review. Auto-Intel further enhances this workflow by extracting key details — such as names, descriptions and timestamps — directly from body camera footage with no manual input required.

Together, these tools extend Axon’s role beyond evidence capture into the intelligence and review layer, helping accelerate how cases are built, reviewed and resolved.

"Axon's customers are being asked to do more with greater transparency and higher expectations. We are breaking down information barriers and providing a secure, compliant foundation to help prevent harm, accelerate justice and protect life in the communities our customers serve." — Rick Smith, Axon Founder and CEO

Dedrone & Drone as First Responder (DFR)

Counter-drone and Drone as First Responder were among Axon’s fastest-growing categories in the first quarter. Adoption continues to accelerate — today, we estimate a DFR mission launches approximately every 30 seconds in the United States. Looking ahead, the recently passed Safer Skies Act introduces $250 million in federal grants and authorizes local agencies to detect, track and mitigate drone threats, further strengthening adoption. We continue to invest in this category to extend our leadership position.

We recently introduced Dedrone C2, the next evolution of the Dedrone platform. C2 represents a significant step forward across three dimensions: first, meaningfully improved sensor fusion technology that delivers stronger detection results across any combination of hardware sensors; second, seamlessly integrated mitigation management — a critical capability as public safety agencies gain expanded access to mitigation tools under Safer Skies; and third, expanded integrations with a growing range of third-party sensors and effectors. Like Fusus, Dedrone is designed as a flexible, open platform that enables customers to build the best end-to-end solution for their needs, regardless of existing infrastructure.

Sky Carrier rounds out our event-ready capability stack — a compact, portable solution designed for large-scale events and dynamic deployment scenarios. It combines Dedrone, Fusus, Starlink and rapid-launch aircraft into a rapidly deployable system, creating a differentiated offering ahead of major global events such as the World Cup and other large-scale gatherings in the United States in 2026 and beyond.

Taken together, these innovations reflect Axon’s continued execution against our vision of a connected operating system for public safety. From TASER devices and body cameras to counter-drone platforms and AI-powered software, our ecosystem is becoming more capable, more connected and more valuable with each new product. The breadth of innovation this quarter reflects that ambition — and the financial results that follow demonstrate its impact.
Q1 2026 Summary Results
Quarterly revenue of $807 million grew 34% year over year, exceeding our expectations, driven by growth in Software & Services and Platform Solutions. All major product categories delivered double-digit growth, reflecting robust demand across our solution-oriented ecosystem.
Total company gross margin of 59.1% decreased 150 basis points year over year and increased 120 basis points sequentially. Excluding non-GAAP adjustments, adjusted gross margin of 61.6% decreased 200 basis points year over year and increased 50 basis points sequentially. The year over year decline in gross margin was primarily driven by global tariffs, as well as stronger mix from Dedrone and increased professional services costs related to product deployments.
Operating income of $29 million increased $38 million year over year, driven by higher revenue and operating leverage.
•COGS of $330 million, or 40.9% of revenue, included $11 million in stock-based compensation expense.
•SG&A expense of $259 million, or 32.1% of revenue, included $67 million in stock-based compensation expense.
•R&D expense of $189 million, or 23.4% of revenue, included $57 million in stock-based compensation expense.
Net income of $169 million (21.0% net income margin), or $2.05 per diluted share, increased from $88 million (14.6% net income margin) year over year, driven by higher operating income and other income. Non-GAAP net income of $133 million (16.5% non-GAAP net income margin), or $1.61 per diluted share, increased from $119.8 million (19.9% non-GAAP net income margin), or $1.47 per diluted share, primarily driven by higher revenue.
Adjusted EBITDA of $202 million (25.0% Adjusted EBITDA margin) increased 30% year over year, driven by higher revenue and partially offset by continued investment in R&D and lower gross margin.
Operating cash flow was an outflow of $32 million, compared to an inflow of $26 million in the prior year, primarily driven by increased inventory investments to support our rapidly growing Dedrone business and higher interest expense. Operating cash outflow drove free cash outflow of $55 million, down modestly year over year and consistent with our expectations for Q1 given seasonality of commission and bonus payments. We continue to expect strong positive free cash flow for the full year.
As of March 31, 2026, Axon had $731 million in cash, cash equivalents and short-term investments and outstanding senior notes with a principal amount of $1.8 billion, resulting in a net debt position of $1.0 billion, down $907 million sequentially, primarily driven by acquisitions and investments.

Detailed definitions of our non-GAAP financial measures and caution on the use of non-GAAP measures are included later in this letter.

Financial commentary by segment
Software & Services

	THREE MONTHS ENDED			CHANGE
	31 MAR 2026	31 DEC 2025	31 MAR 2025	QoQ	YoY
	(in thousands)
Revenue	$354,524	$342,515	$262,737	3.5%	34.9%
Gross margin	72.4%	72.9%	74.2%	(50) bp	(180) bp
Adjusted gross margin	75.8%	76.7%	77.7%	(90) bp	(190) bp
•Software & Services revenue grew 35% year over year, primarily driven by new users and increased adoption of premium software offerings by existing customers. Within Software & Services, AI Era Plan product revenue, which includes the AI Era Plan and standalone products, such as Draft One and Axon Assistant, was up over 700% year over year.
•Software & Services gross margin of 72.4% decreased from 74.2% year over year. Excluding non-GAAP adjustments, adjusted gross margin of 75.8% decreased from 77.7%. The decrease in gross margin was primarily driven by higher professional service costs associated with product deployments. Software-only gross margin continued to exceed 80%.

Connected Devices

	THREE MONTHS ENDED			CHANGE
	31 MAR 2026	31 DEC 2025	31 MAR 2025	QoQ		YoY
	(in thousands)
Revenue	$452,821	$454,209	$340,896	(0.3)%		32.8%
Gross margin	48.7%	46.6%	50.1%	210	bp	(140)	bp
Adjusted gross margin	50.4%	49.3%	52.8%	110	bp	(240)	bp
•Connected Devices revenue grew 33% year over year, driven by strong demand across products. Platform Solutions accelerated overall growth, increasing 95% year over year, driven by Dedrone, which increased 300% year over year. TASER 10 and Axon Body 4 supported TASER and Personal Sensors growth of 19% and 23%, respectively.
•Connected Devices gross margin of 48.7% decreased from 50.1% year over year and increased from 46.6% quarter over quarter. Excluding non-GAAP adjustments, adjusted gross margin of 50.4% decreased from 52.8% year over year and increased from 49.3% quarter over quarter. The year over year decline was primarily driven by global tariffs, as well as increased mix from rapidly scaling Dedrone products.
Forward-Looking Operating Metrics

	31 MAR 2026	31 DEC 2025	30 SEP 2025	30 JUN 2025	31 MAR 2025

Annual recurring revenue ($ millions) (1)	$1,493	$1,347	$1,252	$1,183	$1,104
Net revenue retention (1)	125%	125%	124%	124%	123%
Future contracted bookings ($ billions) (1)	$14.3	$14.4	$11.4	$10.7	$9.9
____________________________________________________________________
(1)Refer to “Statistical Definitions” below.
•Annual recurring revenue grew 35% year over year to $1.5 billion, driven by adoption of premium software offerings and new users of our cloud products.

•Net revenue retention was 125% in the quarter, reflecting our ability to deliver additional value to customers over time with de minimis attrition. We drive adoption of our cloud software solutions through integrated subscription plans that include a variety of premium software options. This Software-as-a-Service (SaaS) metric excludes the hardware portion of customer subscriptions and is normalized to account for phased customer deployments throughout the year.
•Future contracted bookings grew 44% year over year to $14.3 billion. This operational metric tracks total unfulfilled contracted bookings for products and services, including remaining performance obligations as well as contracts with certain termination or other clauses that are not otherwise included in remaining performance obligations. We expect to fulfill between 20% and 25% of this balance over the next 12 months and generally expect the remainder to be fulfilled over the following ten years.
2026 Outlook
The following forward-looking statements reflect Axon’s expectations as of May 6, 2026 and are subject to risks and uncertainties. Please refer to “Forward-Looking Statements” below for additional information.

•2026 Revenue: Axon expects full-year 2026 revenue growth in a range of 30% to 32%, an increase from 27% to 30% previously.

•2026 Adjusted EBITDA: Axon expects full-year 2026 Adjusted EBITDA margin of 25.5%, in line with prior margin guidance.

◦We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses and gains such as income tax expenses and gains or losses on marketable securities and strategic investments, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, which could be material, on net income. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.

•2026 Stock-based compensation: Axon expects full-year 2026 stock-based compensation expenses to be approximately $590 million to $620 million, consistent with prior guidance.

◦Full-year 2026 stock-based compensation expense includes approximately $230 million related to the broad-based Employee XSP and the CEO Performance Award, primarily within SG&A and R&D. These performance-based incentive programs are tied to stock price, operational, and time-based requirements.

•2026 CapEx: Axon expects 2026 CapEx to be in the range of $160 million to $190 million. Our 2026 capital expenditure plans include long-term R&D investment projects, continued capacity expansion, global facility build-outs and new product development costs. Expected capital expenditures do not include costs related to investments in a new headquarters.
Quarterly conference call and webcast
We will host our Q1 2026 earnings conference call webinar on Wednesday, May 6 at 2:00 p.m. PT / 5:00 p.m. ET

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com or can be accessed directly via https://axon.zoom.us/j/92722647497.
Statistical Definitions
Annual recurring revenue: Annual recurring revenue is a performance indicator that management believes provides more visibility into the growth of our revenue generated by our highest margin, recurring services. Annual recurring revenue should be viewed independently of revenue and deferred revenue because it is an operating measure and is not intended to be combined with or to replace GAAP revenue or deferred revenue, as they can be impacted by contract start and end dates and renewal rates. Annual recurring revenue is not intended to be a replacement or forecast of revenue or deferred revenue. We calculate annual recurring revenue as monthly recurring license, integration, warranty and storage revenue, annualized.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software, camera and TASER warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription and warranty revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty revenue but purposely excludes the lower-margin hardware subscription component of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments — meaning that, for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our filings with the Securities and Exchange Commission (SEC).

Future contracted bookings: This operational metric tracks our total unfulfilled contracted bookings, including remaining performance obligations, in addition to contracts with certain termination or other clauses that exclude them from remaining performance obligations. Total future contracted bookings for products and services represent total orders that the Company has received and not yet performed. Beginning in Q3 2025, we have updated future contracted bookings to include cumulative gross bookings, including amounts associated with third-party agent arrangements, where we may only recognize the net portion expected to be paid on behalf of our customers as revenue. The impact of this change in historical periods was determined to be immaterial, so historical amounts have not been recast. The amounts associated with third-party agent arrangements not recognized will be eliminated from future contracted bookings upon fulfillment. This operational metric is subject to change based on future events, including terminations for convenience, the execution of optional periods or other contract modifications or cancellations. This operational metric may be unique to the Company, as it may be different from similarly titled operational metrics used by other companies. As such, the presentation of this operational metric may not enhance the comparability of the Company’s results to the results of other companies.

Supplementary Non-GAAP Measures
To supplement the Company's financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, adjusted gross margin, non-GAAP net income, non-GAAP diluted earnings per share, free cash flow and adjusted free cash flow. The Company's management uses these non-GAAP financial measures in evaluating the Company's performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented below.
Beginning in the quarterly period ended March 31, 2026, we updated the calculation of Adjusted EBITDA to exclude all components of other income (loss), net — primarily resulting in incremental adjustments for foreign currency exchange gains and losses, net and fees incurred related to our Credit Agreement, as we do not consider these adjustments to be representative of our core operating results. For all comparable prior periods presented, our adjustment for other income (loss), net does not include the above incremental items, as the impact of this change on historical periods was determined to be de minimis. Accordingly, other income (loss), net for all comparable prior periods has not been recast and solely reflects adjustment for the impacts of net realized and unrealized gains on strategic investments and marketable securities, net realized gains on previously held minority interests acquired in business combinations and debt inducement expense.
Furthermore, beginning in the quarterly period ended March 31, 2026, we updated the calculation of non-GAAP Net Income and non-GAAP Diluted Earnings per Share to exclude amortization expense incurred related to acquired intangible assets. Management's estimates and assumptions form the basis for determining allocation amounts, which are subject to amortization. Since the portion of the purchase price assigned to intangible assets along with the corresponding amortization period can differ considerably from one acquisition to another, we do not consider this activity to be representative of our core ongoing operations. For all comparable prior periods presented, non-GAAP Net Income and non-GAAP Diluted Earnings per Share have been recast, including the respective income tax effects.

•EBITDA (most comparable GAAP measure: Net income) – Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.

•Adjusted EBITDA (most comparable GAAP measure: Net income) – Earnings before interest expense; investment interest income; income taxes; depreciation; amortization; all components of other income (loss), net, which is primarily comprised of fair value adjustments and income or losses related to strategic investments and marketable securities, debt inducement expense associated with the early repurchase of a portion of our 2027 Notes, foreign currency exchange gains and losses, net, and fees incurred related to our Credit Agreement; noncash stock-based compensation expense; transaction and integration costs related to strategic investments and acquisitions, including the change in fair value of contingent consideration arrangements; non-recurring severance costs, including employee cash payments, equity, and related benefits; costs (or subsequent recoveries of prior costs) related to certain legal or regulatory matters we consider outside of our core operating activities; mark-to-market adjustments on our non-qualified deferred compensation liabilities; payroll taxes related to Employee XSP vesting; losses incurred as a result of the disposal, abandonment, and impairment of property, equipment and intangible assets, net; and inventory step-up amortization related to acquisitions.

•Adjusted EBITDA margin (most comparable GAAP measure: Net income margin) – Adjusted EBITDA as a percentage of net sales.

•Adjusted gross margin (most comparable GAAP measure: Gross margin) – Gross margin before noncash stock-based compensation expense; amortization of acquired intangible assets; non-recurring severance costs, including employee cash payments, equity, and related benefits; and inventory step-up amortization related to acquisitions.

•Non-GAAP net income (most comparable GAAP measure: Net income) – Net income excluding fair value adjustments and income or losses related to strategic investments and marketable securities; the costs of noncash stock-based compensation expense; amortization of acquired intangible assets; transaction and integration costs related to strategic investments and acquisitions, including the change in fair value of contingent consideration arrangements; non-recurring severance costs, including employee cash payments, equity, and related benefits; costs (or subsequent recoveries of prior costs) related to certain legal or regulatory matters we consider outside of our core operating activities; payroll taxes related to Employee XSP vesting; debt inducement expense associated with the early repurchase of a portion of our 2027 Notes; and inventory step-up amortization related to acquisitions. The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.

•Non-GAAP diluted earnings per share (most comparable GAAP measure: Earnings per share) – Measure of Company's non-GAAP net income divided by the weighted average number of diluted common shares outstanding during the period presented.

•Free cash flow (most comparable GAAP measure: Cash flow from operating activities) – Cash flows provided by operating activities minus purchases of property and equipment.

•Adjusted free cash flow (most comparable GAAP measure: Cash flow from operating activities) – Free cash flow, excluding the net impact of investments in our new Scottsdale, Arizona campus and bond premium amortization.
◦We believe that free cash flow and adjusted free cash flow excluding the impact of bond premium amortization and net campus investment are non-GAAP measures that are useful to investors and management to evaluate the Company’s ability to generate cash. These non-GAAP measures can also be used to evaluate the Company’s ability to generate cash flow from operations and the impact that this cash flow has on the Company’s liquidity.
Caution on Use of Non-GAAP Measures
Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company's operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:
•these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company's GAAP financial measures;
•these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company's GAAP financial measures;
•these non-GAAP financial measures should not be considered to be superior to the Company's GAAP financial measures; and
•these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles proposed by a third party.
Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company's results to the results of other companies.

About Axon
Axon (Nasdaq: AXON) is the global leader in public safety technology, relentlessly innovating to protect more lives in more places. Founder-led since 1993, Axon began with a mission to reimagine conflict in law enforcement and has grown into a global company serving everyone who takes on the responsibility of public safety, enterprise security, and national security — from first responders and governments to companies, frontline workers, and communities. Our trusted network connects TASER energy devices, cameras and sensors including body-worn, fixed and in-car cameras, drones and robotics, digital evidence and records management, real-time operations, immersive training, productivity tools, and AI-driven capabilities and insights. Designed to work seamlessly together, these solutions create a connected picture of safety that helps protect people and places with greater speed, clarity, and accountability.
Non-Axon trademarks are property of their respective owners.
Axon, Axon Assistant, Axon AI, AI Era Plan, Axon Body, Axon Evidence, Axon Fusus, Axon Justice, Axon Solution, Axon Vision, Brief One, Dedrone, Draft One, TASER, TASER 10, the Filled Bolt within Circle Logo and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the United States and other countries. For more information, visit www.axon.com/legal. All rights reserved.
Forward-looking Statements
Forward-looking statements in this letter include, without limitation, statements regarding: proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services, including statements related to our user base and customer profiles; strategies and trends relating to subscription plan programs and revenues; statements related to recently completed acquisitions; our expectations about the future implementation of new strategies related to artificial intelligence; the timing and realization of future contracted revenue; the fulfillment of bookings; the timing of product shipment and delivery; strategies and trends, including the amounts and benefits of R&D investments; the sufficiency of our liquidity and financial resources; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for 2026 full year revenue, stock-based compensation expense, Adjusted EBITDA, Adjusted EBITDA margin, and capital expenditures; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Annual Report on Form 10‑K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: our exposure to cancellations of government contracts due to non-appropriation clauses, exercise of a cancellation clause or non-exercise of contractually optional periods; the ability of law enforcement agencies to obtain funding, including based on tax revenues; our ability to design, introduce and sell new products, services or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to win bids through the open bidding process for governmental agencies; our ability to manage our supply chain and avoid production delays, shortages and impacts to expected gross margins; the impacts of inflation, macroeconomic conditions and global events; the impact of catastrophic events or public health emergencies; the impact of stock-based compensation expense, impairment expense and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity or sentiment regarding our products; the impact of various factors on projected gross margins; defects in, or misuse of, our products; changes in the costs of product components and labor; loss of customer data, a breach of security or an extended outage, including by our third-party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the United States and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to integrate acquired businesses; the impact of declines in the fair values or impairment of our investments, including our strategic investments; our ability to attract and retain key personnel; litigation or inquiries and related time and costs; our ability to remediate the material weakness in our internal controls; and counterparty risks relating to cash balances held in excess of federally insured limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Readers can find them under the heading “Risk Factors” in our Annual and Quarterly Reports, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 8-K, 10‑Q and 10‑K reports to the SEC. Our filings with the SEC may be accessed at the SEC’s website at www.sec.gov.

AXON ENTERPRISE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	THREE MONTHS ENDED
	31 MAR 2026	31 DEC 2025	31 MAR 2025
Net sales from products	$452,821	$454,209	$340,896
Net sales from services	354,524	342,515	262,737
Net sales	807,345	796,724	603,633
Cost of product sales	232,156	242,442	170,181
Cost of service sales	97,903	92,987	67,713
Cost of sales	330,059	335,429	237,894
Gross margin	477,286	461,295	365,739
Operating expenses:
Selling, general and administrative	259,093	317,369	223,509
Research and development	188,950	194,044	151,023
Total operating expenses	448,043	511,413	374,532
Income (loss) from operations	29,243	(50,118)	(8,793)
Interest income	10,611	17,633	10,604
Interest expense	(28,643)	(28,819)	(7,821)
Other income (loss), net	189,010	(4,933)	114,401
Income (loss) before provision for income taxes	200,221	(66,237)	108,391
Provision for (benefit from) income taxes	30,909	(68,982)	20,411
Net income	$169,312	$2,745	$87,980
Net income per common and common equivalent shares:
Basic	$2.11	$0.03	$1.14
Diluted	$2.05	$0.03	$1.08
Weighted average number of common and common equivalent shares outstanding:
Basic	80,150	78,994	76,890
Diluted	82,478	82,818	81,484

AXON ENTERPRISE, INC.
SALES BY PRODUCT AND SERVICE
(in thousands)
(unaudited)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	31 MAR 2026			31 DEC 2025			31 MAR 2025
	Connected Devices	Software & Services	Total	Connected Devices	Software & Services	Total	Connected Devices	Software & Services	Total
TASER (1)	$232,853	$—	$232,853	$264,204	$—	$264,204	$195,495	$—	$195,495
Personal Sensors (2)	108,751	—	108,751	109,134	—	109,134	88,405	—	88,405
Platform Solutions (3)	111,217	—	111,217	80,871	—	80,871	56,996	—	56,996
Software and Services	—	354,524	354,524	—	342,515	342,515	—	262,737	262,737
Total	$452,821	$354,524	$807,345	$454,209	$342,515	$796,724	$340,896	$262,737	$603,633
____________________________________________________________________________________
(1)'TASER' includes TASER handles, cartridges and related extended warranties.
(2)'Personal Sensors' primarily includes body cameras and accessories, signal sidearm, and related extended warranties.
(3)'Platform Solutions' primarily includes fleet in-car video, interview room, fixed cameras, drones and counter-drone equipment, virtual reality training hardware, and related extended warranties.

SALES BY GEOGRAPHY
(in thousands)
(unaudited)

	THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED
	31 MAR 2026		31 DEC 2025		31 MAR 2025
United States	$646,527	80%	$644,317	81%	$529,383	88%
Other countries	160,818	20	152,407	19	74,250	12
Total	$807,345	100%	$796,724	100%	$603,633	100%

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands)

	THREE MONTHS ENDED
	31 MAR 2026	31 DEC 2025	31 MAR 2025
EBITDA and Adjusted EBITDA:
Net income	$169,312	$2,745	$87,980
Depreciation and amortization	29,346	26,960	19,195
Interest expense	28,643	28,819	7,821
Investment interest income	(10,611)	(17,633)	(10,604)
Provision for (benefit from) income taxes	30,909	(68,982)	20,411
EBITDA	$247,599	$(28,091)	$124,803

Non-GAAP adjustments:
Other (income) loss, net	$(189,010)	$4,880	$(115,255)
Stock-based compensation expense	133,685	184,516	140,239
Transaction costs related to strategic investments and acquisitions	6,488	5,857	2,727
Severance costs (1)	2,049	31,816	—
Litigation and regulatory costs	1,334	1,266	2,049
Non-qualified deferred compensation liability adjustments	(630)	484	—
Payroll taxes related to Employee XSP vesting	115	4,986	—
Loss on disposal, abandonment, and impairment of property, equipment and intangible assets, net	—	629	—
Inventory step-up amortization	—	—	607
Adjusted EBITDA	$201,630	$206,343	$155,170
Net income (loss) as a percentage of net sales	21.0%	0.3%	14.6%
Adjusted EBITDA as a percentage of net sales	25.0%	25.9%	25.7%

Stock-based compensation expense:
Cost of product and service sales	$10,709	$15,906	$12,887
Selling, general and administrative expenses	66,519	123,756	71,347
Research and development expenses	57,473	68,934	56,005
Total stock-based compensation expense	134,701	208,596	140,239
Severance costs (2)	1,016	24,080	—
Total stock-based compensation expense, excluding non-recurring severance costs	$133,685	$184,516	$140,239
____________________________________________________________________________________
(1)For the three months ended March 31, 2026, non-recurring severance costs of $2.0 million consisted of stock-based compensation, cash payments and employee benefits.

(2)For the three months ended March 31, 2026, stock-based compensation expense includes $1.0 million of non-recurring severance costs. The majority of these costs were recorded in selling, general and administrative expenses.

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued
(in thousands)

	THREE MONTHS ENDED
	31 MAR 2026	31 DEC 2025	31 MAR 2025
Non-GAAP net income:
GAAP net income (loss)	$169,312	$2,745	$87,980
Non-GAAP adjustments:
(Income) or losses from investments and marketable securities, net	$(191,089)	$(5,322)	$(143,921)
Stock-based compensation expense	133,685	184,516	140,239
Amortization of acquired intangible assets	11,500	9,575	6,563
Transaction costs related to strategic investments and acquisitions	6,488	5,857	2,727
Severance costs (1)	2,049	31,816	—
Litigation and regulatory costs	1,334	1,266	2,049
Payroll taxes related to Employee XSP vesting	115	4,986	—
Debt inducement expense	—	10,202	28,666
Inventory step-up amortization	—	—	607
Income tax effects	(453)	(60,582)	(5,084)
Non-GAAP net income	$132,941	$185,059	$119,826
Non-GAAP net income as a percentage of net sales	16.5%	23.2%	19.9%

Diluted income per common share
GAAP	$2.05	$0.03	$1.08
Non-GAAP	$1.61	$2.23	$1.47

Weighted average number of diluted common and common equivalent shares outstanding	82,478	82,818	81,484
____________________________________________________________________________________
(1)For the three months ended March 31, 2026, non-recurring severance costs of $2.0 million consisted of stock-based compensation, cash payments and employee benefits.

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued
(in thousands)

	THREE MONTHS ENDED
	31 MAR 2026	31 DEC 2025	31 MAR 2025
Net sales	$807,345	$796,724	$603,633
Cost of sales	(330,059)	(335,429)	(237,894)
Gross margin	477,286	461,295	365,739
Stock-based compensation expense	10,503	15,066	12,887
Amortization of acquired intangible assets	8,966	7,515	4,963
Severance costs	166	2,007	—
Payroll taxes related to Employee XSP vesting	—	586	—
Inventory step-up amortization	—	—	607
Adjusted gross margin	$496,921	$486,469	$384,196
Gross margin	59.1%	57.9%	60.6%
Adjusted gross margin	61.6%	61.1%	63.6%
Software and Services

	THREE MONTHS ENDED
	31 MAR 2026	31 DEC 2025	31 MAR 2025
Net sales	$354,524	$342,515	$262,737
Cost of sales	(97,903)	(92,987)	(67,713)
Gross margin	256,621	249,528	195,024
Stock-based compensation expense	4,728	6,411	5,411
Amortization of acquired intangible assets	7,236	6,060	3,626
Severance costs	20	283	—
Payroll taxes related to Employee XSP vesting	—	287	—
Adjusted gross margin	$268,605	$262,569	$204,061
Gross margin	72.4%	72.9%	74.2%
Adjusted gross margin	75.8%	76.7%	77.7%
Connected Devices

	THREE MONTHS ENDED
	31 MAR 2026	31 DEC 2025	31 MAR 2025
Net sales	$452,821	$454,209	$340,896
Cost of sales	(232,156)	(242,442)	(170,181)
Gross margin	220,665	211,767	170,715
Stock-based compensation expense	5,775	8,655	7,476
Amortization of acquired intangible assets	1,730	1,455	1,337
Severance costs	146	1,724	—
Payroll taxes related to Employee XSP vesting	—	299	—
Inventory step-up amortization	—	—	607
Adjusted gross margin	$228,316	$223,900	$180,135
Gross margin	48.7%	46.6%	50.1%
Adjusted gross margin	50.4%	49.3%	52.8%

AXON ENTERPRISE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	31 MAR 2026	31 DEC 2025
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$458,921	$1,201,147
Short-term investments	260,000	505,417
Marketable securities	18,052	27,213
Accounts and notes receivable, net of allowance	674,598	777,486
Contract assets, net	641,597	582,630
Inventory	408,010	341,811
Prepaid expenses	178,632	149,800
Other current assets	104,320	127,548
Total current assets	2,744,130	3,713,052

Property and equipment, net	336,443	330,979
Deferred tax assets, net	339,546	359,803
Intangible assets, net	295,069	196,972
Goodwill	1,894,376	1,370,189
Long-term notes receivable, net	1,933	6,066
Long-term contract assets, net	195,737	178,249
Strategic investments	838,243	416,833
Other long-term assets	421,372	428,170
Total assets	$7,066,849	$7,000,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$175,135	$139,086
Accrued liabilities	312,428	510,538
Current portion of deferred revenue	690,419	714,708
Current portion of notes payable, net	—	80,552
Customer deposits	18,125	16,156
Other current liabilities	12,190	9,107
Total current liabilities	1,208,297	1,470,147

Deferred revenue, net of current portion	362,242	359,902
Liability for unrecognized tax benefits	27,238	24,376
Long-term deferred compensation	29,313	23,675
Long-term lease liabilities	97,182	98,942
Long-term notes payable, net	1,730,987	1,730,170
Other long-term liabilities	77,477	50,443
Total liabilities	3,532,736	3,757,655

Stockholders’ Equity:
Common stock	1	1
Additional paid-in capital	2,619,564	2,475,035
Treasury stock	(180,164)	(157,242)
Retained earnings	1,105,982	936,670
Accumulated other comprehensive loss	(11,270)	(11,806)
Total stockholders’ equity	3,534,113	3,242,658
Total liabilities and stockholders’ equity	$7,066,849	$7,000,313

AXON ENTERPRISE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	THREE MONTHS ENDED
	31 MAR 2026	31 DEC 2025	31 MAR 2025
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$169,312	$2,745	$87,980
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Stock-based compensation	134,701	208,596	140,239
Gain on strategic investments and marketable securities, net	(191,090)	(5,322)	(143,921)
Debt inducement expense	—	10,284	28,666
Depreciation and amortization	30,361	26,945	19,453
Provision for bad debts and inventory	1,968	2,520	3,800
Deferred income taxes	18,020	(28,983)	(48,768)
Other noncash items	11,695	7,537	9,515
Change in assets and liabilities:
Receivables and contract assets	48,915	(139,507)	(73,565)
Inventory	(64,713)	(23,774)	(16,986)
Deferred revenue	(40,295)	61,920	33,505
Accounts payable, accrued and other liabilities	(151,047)	242,155	8,611
Prepaid expenses and other assets	656	(147,881)	(22,735)
Net cash (used in) provided by operating activities	(31,517)	217,235	25,794
Cash flows from investing activities:
Purchases of investments	(291,952)	(30,566)	(1,079,169)
Business combinations, net of cash acquired	(549,681)	(624,066)	—
Proceeds from call, maturity, and sale of investments	249,345	490,000	401,811
Purchases of property and equipment	(23,125)	(61,808)	(24,862)
Other, net	(1,524)	—	3
Net cash used in investing activities	(616,937)	(226,440)	(702,217)
Cash flows from financing activities:
Proceeds from issuance of notes	—	—	1,750,000
Principal payments for conversion and redemption of convertible debt	(81,110)	(201,418)	(407,453)
Payments to third parties for debt issuance, amendment, conversion and redemption activity	(964)	(106)	(24,210)
Income and payroll tax payments for net-settled stock awards	(10,210)	(141,350)	(5,035)
Net proceeds from equity offering	—	127,313	—
Other, net	(4)	2	(76)
Net cash (used in) provided by financing activities	(92,288)	(215,559)	1,313,226
Effect of exchange rate changes on cash and cash equivalents	(1,495)	2,015	1,192
Net change in cash and cash equivalents	(742,237)	(222,749)	637,995
Cash and cash equivalents and restricted cash, beginning of period	1,213,393	1,436,142	466,763
Cash and cash equivalents and restricted cash, end of period	$471,156	$1,213,393	$1,104,758

AXON ENTERPRISE, INC.
SELECTED CASH FLOW INFORMATION
(in thousands)

	THREE MONTHS ENDED
	31 MAR 2026	31 DEC 2025	31 MAR 2025
Net cash (used in) provided by operating activities	$(31,517)	$217,235	$25,794
Purchases of property and equipment	(23,125)	(61,808)	(24,862)
Free cash flow, a non-GAAP measure	(54,642)	155,427	932
Bond premium amortization	366	1,287	1,260
Net campus investment	152	296	516
Adjusted free cash flow, a non-GAAP measure	$(54,124)	$157,010	$2,708

AXON ENTERPRISE, INC.
SUPPLEMENTAL TABLES
(in thousands)

	31 MAR 2026	31 DEC 2025
Cash and cash equivalents	$458,921	$1,201,147
Restricted cash	12,235	12,246
Short-term investments	260,000	505,417
Cash, cash equivalents, restricted cash and investments, net	731,156	1,718,810
Current portion of notes payable, principal amount	—	(81,110)
Long-term notes payable, principal amount	(1,750,000)	(1,750,000)
Total cash, cash equivalents, restricted cash and investments, net of notes payable	$(1,018,844)	$(112,300)